Exhibit 99.1

Tattooed Chef Completes Acquisition of New Mexico Food Distributors, Inc. and
Karsten Tortilla Factory, LLC; Reclassifies Certain Expenses

Diversifies Manufacturing Capabilities, Expands Production Capacity, and Accelerates Expansion Outside Frozen Food

PARAMOUNT, Calif., May 18, 2021 -- Tattooed Chef, Inc. (Nasdaq: TTCF) (“Tattooed Chef” or the “Company”), a leader in plant-based foods, today announced that on May 14, 2021, it completed the acquisition of New Mexico Food Distributors, Inc. and Karsten Tortilla Factory, LLC (collectively referred to as “Foods of New Mexico”) for approximately $37.0 million in cash, subject to a customary adjustment based on inventory at closing.

Foods of New Mexico produces ready-to-eat Mexican food items for both retail and food service. This acquisition diversifies Tattooed Chef’s manufacturing capabilities, expands production capacity, and accelerates the Company’s expansion outside frozen food and into ambient products. Foods of New Mexico’s facility in Albuquerque currently produces Mexican foods including quesadillas, burritos, and other handheld items, as well as sauces. The second facility in Karsten is brand new and will enable the Company to have extensive tortilla manufacturing capabilities as well as be able to customize the existing footprint.

Reclassification of Expenses

On May 12, 2021, the Company issued a press release announcing results for the first quarter of 2021. Subsequent to issuance of the press release, the Company determined that it should reclassify fulfillment costs from operating expenses to cost of goods sold during the first quarter. This adjustment does not impact the trajectory of the brand, or the reported revenue, net income, adjusted EBITDA or cash balances. The net effect is an increase of $6.9 million to cost of goods sold (from $39.0 million to $45.9 million) and a reduction of both operating expenses (from $20.7 million to $13.8 million) and gross profit (from $13.7 million to $6.8 million) by that same amount. Gross margin was also reduced from 26.0% to 12.9% in the first quarter. The reclassification will be reflected in the Form 10-Q filed today.

The Company is in the process of preparing a preferability study to change the accounting methods being used to classify these expenses and with the help of its advisors hopes to complete that process in the second quarter. If approved, this would move fulfillment costs back into operating expenses, which the Company believes is in-line with industry standards for accounting for such costs and will permit a more direct comparison of the Company’s financial performance to that of its nearest competitors. The Company continues to expect full year 2021 revenue in the range of $235 million to $242 million, an increase of 58% to 63% compared to 2020, and adjusted EBITDA in the range of $2 million to $4 million. The Company’s previous guidance for full year 2021 gross margin should not be relied upon and the Company will seek to update the market when the preferability matter is resolved.

ABOUT TATTOOED CHEF

Tattooed Chef is a leading plant-based food company offering a broad portfolio of innovative and sustainably sourced plant-based foods. Tattooed Chef’s signature products include ready-to-cook bowls, zucchini spirals, riced cauliflower, acai and smoothie bowls, and cauliflower pizza crusts, which are available in the frozen food sections of leading national retail food stores across the United States as well as on Tattooed Chef’s e-commerce site. Understanding consumer lifestyle and food trends, a commitment to innovation, and self-manufacturing allows Tattooed Chef to continuously introduce new products. Tattooed Chef provides approachable, great tasting and chef-created products to the growing group of plant-based consumers as well as the mainstream marketplace. For more information, please visit www.tattooedchef.com.

ABOUT NEW MEXICO FOOD DISTRIBUTORS, INC.

Founded in 1987, Foods of New Mexico is a prepared food production company that produces ready-to-eat New Mexican food items both for retail and food service. Foods of New Mexico’s line of products continues to provide the recipes that have been handed down through generations of families. Foods of New Mexico products are complete farm crop-to-package integration and nationwide distribution network allows them to consistently deliver the highest quality foods with the greatest reliability standards in the food industry.

Forward Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose,” “trend,” “accelerate,” “expansion,” “new,” “leverage,” “continues,” “opportunities,” “next,” “increase,” “beyond,” “potential,” “growth,” “pipeline,” “guidance” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Tattooed Chef's control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: uncertainty surrounding the ultimate success of Tattooed Chef’s e-commerce platform; the need to prove Tattooed Chef’s ability to build brand awareness and continue to launch innovative products; continued acceptance of Tattooed Chef branded products by new retail customers; Tattooed Chef’s ability to increase in-store count and points of distribution; the outcome of any legal proceedings that may be instituted against Tattooed Chef; Tattooed Chef’s ability to effectively and efficiently integrate the Foods of New Mexico acquisition and any other businesses it acquires; Tattooed Chef’s success in completing its preferability study and having it accepted; competition and the ability of the business to grow and manage growth profitably; the ability to meet Nasdaq’s listing requirements; costs related to our recent business combination; anticipated but unpredictable increased costs associated with our transition to a public company; and other risks and uncertainties indicated from time to time in our annual report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission (the “SEC”), including those under “Risk Factors” therein, and other factors identified in past and future filings with the SEC, available at www.sec.gov. Some of these risks and uncertainties may be amplified by the COVID-19 outbreak. Tattooed Chef undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

FOR MEDIA INQUIRIES:

Natania Reed

tattooedchef@praytellagency.com

FOR INVESTOR INQUIRIES:

Rachel Perkins-Ulsh

rachel@ulshir.com